Exhibit 10.3

COMMERCIAL LICENCE AGREEMENT -

AMENDED AND RESTATED

NewSouth Innovations Pty Limited

(ABN 25 000 263 025)

and

Benitec Australia Limited

(ABN 17 080 299 645)

Rupert Myers Building | Gate 14, Barker Street | UNSW SYDNEY NSW 2052

www.nsinnovations.com.au | enquiries@nsinnovations.com.au

T +61 2 9385 5008 | F +61 2 9385 6600

Reference : 06_2033 L003506 (previously L002754)

Commercial Licence Agreement – Amended and Restated

Table of Contents

1.	DEFINITIONS AND INTERPRETATION	3
2.	LICENCE	8
3.	SUB-LICENCES	9
4.	Not used	11
5.	PAYMENTS	11
6.	TAXES	12
7.	ACCOUNTS	12
8.	PROSECUTION AND MAINTENANCE OF PATENTS	14
9.	NO CHALLENGE TO VALIDITY	15
10.	EXPLOITATION BY LICENSEE	15
11.	PRODUCTS	16
12.	LICENSEE IMPROVEMENTS	18
13.	NSI IMPROVEMENTS	19
14.	CONFIDENTIAL INFORMATION	19
15.	MEDIA AND PUBLICATIONS	20
16.	INFRINGEMENT AND ENFORCEMENT	21
17.	WARRANTIES	22
18.	LIABILITY	23
19.	TERM AND TERMINATION	24
20.	FORCE MAJEURE	26
21.	DISPUTE RESOLUTION	26
22.	GENERAL	27

Commercial Licence Agreement – Amended and Restated

DATE OF AGREEMENT	7 August 2013, as amended 28th November 2014

PARTIES	NewSouth Innovations Pty Limited ABN 25 000 263 025 (NSi)
Rupert Myers Building, Gate 14 Barker Street, UNSW, Sydney, NSW 2052, Australia
	Contact:	Chief Executive Officer
	Phone:	+61 2 9385 6505
	Fax:	+61 2 9385 6502
Benitec Australia Limited ABN 17 080 299 645 (Licensee)
Registered Office Level 16, 356 Collins St Melbourne Vic 3000 Australia
	Contact:	Mr Peter French, Chief Executive Officer
	Phone:	+61 (0) 2 95556986
	Fax:	+61 (0) 2 98182238

BACKGROUND:

A.	NSi and Benitec Biopharma entered into a Terms Sheet dated 30 September 2009 and a Collaborative Research Agreement dated 18 December 2009 to conduct a proof of concept project.

B.	The Children’s Cancer Institute Australia for Medical Research conducted the project under the Collaborative Research Agreement.

C.	NSi is the owner of or otherwise authorised to use the Intellectual Property including the technologies known as “Modulation of B-Tubulin in Tumour Cells”, “Modulation of Beta-Tubulin Expression in Tumour Cells” and “Method for Inhibiting Tumour Growth and Incidence” (NSi Reference 06_2033; 07_2155; 08_2276).

D.	NSi and the Licensee entered into the Prior Licence Agreement.

E.	NSi and the Licensee wish to amend and restate the Prior Licence Agreement on the terms and conditions of this Agreement.

THE	PARTIES AGREE:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

Affiliate means a ‘related body corporate’ as that term is defined in the Corporations Act 2001 (Cth).

Agreement means this Commercial Licence Agreement - Amended and Restated.

Amendment Date means 1 August 2014.

Background IP means Intellectual Property rights owned by or licensed to a party as at the Commencement Date, which that party has the right to license to third parties, which are necessary for the Exploitation of the Licensed IP and which are specified in the Schedule.

Commercial Licence Agreement – Amended and Restated

Benitec Biopharma means Benitec Biopharma Limited (ASX:BLT) ABN 64 068 943 662, the parent company of the Licensee.

Business Day means a day that is not a Saturday, a Sunday nor a public holiday in the principal place of business of a party.

CCIA means Children’s Cancer Institute Australia for Medical Research.

Collaborative Research Agreement means an agreement entered into by NSi and Benitec Biopharma for CCIA to conduct a proof of concept project dated 18 December 2009.

Commencement Date means the commencement date specified in the Schedule, or if no date is specified in the Schedule, the date of last execution of this Agreement.

Commercialisation Plan means the plan for the Exploitation of the Licensed IP in the Territory and in the Field prepared by the Licensee, the initial version of which is attached to this Agreement as Annexure 1, as updated or amended from time to time in accordance with clause 10.2(b).

Confidential Information means all know how, Intellectual Property, business, financial, technical and other commercially valuable or sensitive information of a party in whatever form, including inventions (whether or not reduced to practice), trade secrets, methodologies, formulae, graphs, drawings, samples, biological materials, devices, models, business plans, policies and any other materials or information which a party regards as confidential, proprietary or of a commercially sensitive nature that may be in the possession of that party or its Affiliates or its or their employees or officers, including the terms of this Agreement and including, in the case of NSi, all information in or relating to the Licensed IP, in each case whether disclosed visually, orally, in writing or by electronic means, directly or indirectly by a party (including by an Affiliate) and whether disclosed before or after the Commencement Date, but excluding information which:

(a)	is now in the public domain, or enters the public domain after the Commencement Date, through no fault of the recipient;

(b)	can be shown by contemporaneous records of the recipient to have been known to the recipient at the time it is received pursuant to this Agreement;

(c)	is provided to the recipient by a third party after the Commencement Date, lawfully and without violating any restriction on its disclosure; or

(d)	can be shown by contemporaneous records of the recipient to have been independently developed by the recipient without reference to the Confidential Information of the other party.

Control means:

(a)	the ability to cast or control the casting of more than 50% of the maximum number of votes that might be cast at any general meeting (or equivalent) of an entity;

(b)	the holding of more than 50% of the issued ordinary share capital, the equity, or other ownership interest, in the entity, or if a holding of more than 50% is not permitted in the country where the entity exists, the holding of the maximum ownership interest permitted in the country where the entity exists; or

(c)	the ability of a person or persons to direct, or share equally in the direction of, the composition of the board of directors (or equivalent) of the entity, or to manage the entity pursuant to an agreement.

Diagnostic Field means the field specified as the ‘Diagnostic Field’ in the Schedule.

Diagnostic Royalty means the royalty payable by the Licensee to NSi under clause 5.1(b), as specified in the Schedule.

Diagnostic Sub-licence Fees means the Diagnostic Sub-licensee fees specified in the Schedule.

Commercial Licence Agreement – Amended and Restated

Disclosed Item means the matters disclosed by or on behalf of NSi to the Licensee before the date of execution of this Agreement.

Exploit means:

(a)	in relation to an Intellectual Property right, the exercise of all the rights exclusively granted to the holder of such Intellectual Property rights by the laws of the jurisdiction in which the Intellectual Property right subsists, including where permitted under this Agreement the right to sub-license those rights;

(b)	in relation to a product, kit, apparatus, substance, documentation or information resource (or any part of such materials), to make, distribute, market, sell, hire out, lease, supply, or otherwise dispose of it; and

(c)	in relation to a method or process, to use the method or process or to make, distribute, market, sell, hire out, lease, supply, or otherwise dispose of a product, kit or apparatus the use of which is proposed or intended to involve the exercise of the method or process, and Exploitation will be similarly construed.

Field means the Therapeutic Field and the Diagnostic Field as specified in the Schedule.

Force Majeure means any act, event or cause (other than lack of funds) which is beyond the reasonable control of the affected party

GST means the tax imposed by the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and any related tax imposition Acts of the Commonwealth of Australia.

Improvements means all developments, improvements, modifications, enhancements, adaptations and derivative works of the Licensed IP, and all developments which are enabled by, developed from or reliant upon the Licensed IP, and includes all Intellectual Property rights in the foregoing.

Insolvency Event means circumstances in which a party:

(a)	is unable to pay its debts as they fall due;

(b)	makes or commences negotiations with a view to making, a general re-scheduling of its indebtedness or a general assignment, scheme of arrangement or composition with its creditors;

(c)	takes any corporate action or any steps are taken or legal proceedings are started for:

(i)	its winding-up, dissolution, liquidation, or re-organisation, other than to reconstruct or amalgamate while solvent on terms approved by the other party (which approval will not be unreasonably withheld); or

(ii)	the appointment of a controller, receiver, administrator, official manager, trustee or similar officer of it or of any of its revenues and assets; or

(d)	seeks or is granted protection from its creditors, under any applicable legislation.

Intellectual Property means statutory and other proprietary rights in respect of copyright and neighbouring rights, all rights in relation to inventions, patents, plant varieties, registered and unregistered trade marks, registered and unregistered designs, circuit layouts and rights to require information to be kept confidential, and all other rights as defined by Article 2 of the Convention establishing the World Intellectual Property Organization of July 1967, and all rights to apply for any of the above, but does not include moral rights that are not transferable.

Know-how means all unpatented technical and other information not in the public domain including inventions, discoveries, concepts, data, formulae, ideas, specifications, procedures and results for experiments and tests, experimentation and testing, and results of research and development, including laboratory records, clinical trial data, case reports, data analysis and summaries, and information in submissions to and information from ethics committees and regulatory bodies, relating to the inventions the subject of the Patents, or any Licensee Improvements or NSi Improvements included within the Licensed IP in accordance with this Agreement, including the know-how specified in the Schedule.

Commercial Licence Agreement – Amended and Restated

Licence Fees means the licence and milestone fees payable by the Licensee to NSi under clause 5.1(a), as specified in the Schedule.

Licensed IP means:

(a)	the Patents;

(b)	the Intellectual Property rights in the Know-how;

(c)	the Project IP;

(d)	the Other Statutory Rights; and

(e)	the NSi Background IP.

Licensee Improvements means all Improvements developed or acquired by or on behalf of the Licensee during the Term which fall within the scope of the Patents, including any future Patents which arise from or are reliant upon NSI’s Know-how.

Milestone means the milestones described in the Schedule.

Minimum Performance Obligations means the minimum performance obligations specified in the Schedule.

Minimum Royalty means the minimum royalty specified in the Schedule.

Minimum Royalty Period means the minimum royalty period specified in the Schedule.

Net Sales means the total consideration for all Sales of Products or other supplies of Products by or on behalf of the Licensee or its Affiliates or Sub-licensees in an arms’ length bona fide commercial transaction, less returns and other usual arms’ length trade discounts and rebates actually given or allowed (such discounts and rebates not to exceed 5% of the gross invoiced price), customs duties, transportation and insurance charges, and all Taxes incurred on such Sales.

NSi Improvements means all Improvements developed or acquired by or on behalf of NSi (including from CCIA and UNSW) during the Term within the Field.

Other Statutory Rights means all Intellectual Property rights other than the Patents, subsisting in or relating to the inventions the subject of the Patents, or any Licensee Improvements or NSi Improvements included within the Licensed IP in accordance with this Agreement, including copyright and design rights.

Paper means any manuscript, abstract, paper, journal article, student thesis or content of any oral, poster or other academic presentation containing or referring to the Licensed IP or the Products.

Patents means:

(a)	the patents and patent applications described as Licensed IP in the Schedule;

(b)	all patent applications that may be filed by or on behalf of NSi which are based on, claim priority from, are divided from or are continuations of any patent application described as Licensed IP in the Schedule;

(c)	all patents which may be granted pursuant to any of the patent applications referred to in paragraphs (a) or (b); and

(d)	all patents and patent applications forming part of any Licensee Improvements or NSi Improvements included within the Licensed IP in accordance with this Agreement.

Prior Licence Agreement means the licence agreement dated 7 August 2013 entered into by NSi and the Licensee in relation to the Licensed IP.

Project means the project contemplated under the Collaborative Research Agreement.

Commercial Licence Agreement – Amended and Restated

Project IP means all Intellectual Property created, conceived, developed or reduced to practice in the course of the Project and the subject of the Collaborative Research Agreement, including as specified in the Schedule.

Product means the entire assembly of components constituting any product, kit, apparatus, substance, documentation, information resource or service arising from the Exploitation of the Licensed IP, including all products and services whose research, development, manufacture, import, marketing, use, sale, or supply applies, utilises or incorporates any part of the Licensed IP.

Registration Costs means fees, costs and expenses (including patent attorney and legal fees and expenses and government charges) incurred, whether before or after the Commencement Date, in the obtaining of grants of the Patents or other formal Intellectual Property rights forming part of the Licensed IP in the Territory and maintaining the same, and includes all expenses incurred in making and prosecuting patent applications and dealing with any opposition to any application for such registrations, any challenge to the validity of any such registrations, and action taken in relation to infringement of Patents or such other Intellectual Property.

Royalty means the royalty payable by the Licensee to NSi under clause 5.1(b), as specified in the Schedule, but does not include the Diagnostic Royalty.

Royalty Period means the royalty period specified in the Schedule.

Sale means any sale, transfer, rental, lease, hiring out, distribution, commercial supply or other disposal of Products by or on behalf of the Licensee or its Affiliates or Sub-licensees (but excludes any interim Sale as between any of Licensee and its Affiliates).

and Sell and Sold will be similarly construed.

Schedule means the schedule attached this agreement as may be revised from time to time to include Project IP.

Sub-licensee means a person (including an Affiliate of the Licensee) with whom the Licensee enters into an arrangement for the Exploitation of the Licensed IP in the Territory and in the Field as a permitted sub-licensee, subcontractor or assignee.

Sub-licence Fees means the Sub-licensee fees specified in the Schedule but does not include the Diagnostic Sub-licence Fees.

Taxes means all applicable taxes (including GST), levies, duties, charges, deductions and withholdings and similar imposts imposed by law or by any government agency, other than imposts charged on net income.

Term means the term of this Agreement specified in the Schedule.

Territory means the territory specified in the Schedule.

Therapeutic Field means the field specified as the ‘Therapeutic Field’ in the Schedule.

Trigger Jurisdiction means USA or Europe.

UNSW means the University of New South Wales (ABN 57 195 873 179).

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	headings are for convenience only and do not affect interpretation;

(b)	the singular includes the plural and conversely, and a gender includes all genders;

(c)	a reference to a clause, schedule or annexure is a reference to a clause of or schedule or annexure to this Agreement and references to this Agreement include any background recital, schedule and annexure;

(d)	a reference to a thing (including a right) includes a reference to a part of that thing;

Commercial Licence Agreement – Amended and Restated

(e)	a reference to a document includes the document as modified from time to time and any document replacing it;

(f)	the word “person” includes a natural person and any body or entity whether incorporated or not;

(g)	a reference to “written” or “in writing” includes any communication sent by letter, email or facsimile transmission;

(h)	a reference to any statute, proclamation, rule, regulation or ordinance includes any amendment, consolidation, modification, re-enactment or reprint of it and any statute, proclamation, rule, regulation or ordinance replacing it. A reference to a specified section, clause, paragraph, schedule or item of any statue, proclamation, rule, regulation or ordinance means a reference to the equivalent section of the statue, proclamation, rule, regulation or ordinance which is for the time being in force;

(i)	a reference to law includes laws, acts, ordinances, rules, regulations, other delegated legislation, codes and the requirements and directions of any relevant government or quasi-government department, body or authority in force from time to time (including any stock exchange);

(j)	wherever “include” or any form of that word is used it must be construed as it were followed by “(without limitation)”;

(k)	a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body; and

(l)	money amounts are stated in the lawful currency of Australia unless otherwise specified.

1.3	Amendment and Restatement

NSi and the Licensee acknowledge and agree that:

(a)	they entered into the Prior Licence Agreement;

(b)	as of the Amendment Date, this Agreement amends and supersedes the Prior Licence Agreement; and

(c)	whilst this Agreement shall govern the licensing of the Licensed IP from the Amendment Date, the Prior Licence Agreement continues to govern the licensing of the Licensed IP from the Commencement Date until the Amendment Date.

2.	LICENCE

2.1	Grant of licence

NSi grants to the Licensee during the Term:

(a)	separate exclusive, non-transferable licences:

(i)	under the Patents;

(ii)	under Project IP;

(b)	separate non-exclusive, non-transferable licences

(i)	under the NSi Background IP excluding the Patents:

(ii)	under the Intellectual Property rights in the Know-how;

(iii)	under the Other Statutory Rights;

to Exploit the Licensed IP and Products in the Territory and within the Therapeutic Field and the Diagnostic Field; and

(c)	a separate non-exclusive, non-transferable licence under the Licensed IP to conduct research and development of Products,

including the right to sub-license as permitted in this Agreement.

Commercial Licence Agreement – Amended and Restated

2.2	Grant of additional rights

NSi may grant additional licences of the Licensed IP where necessary to comply with the legal requirements of any country, including for the avoidance of the necessity to license a patent compulsorily or to avoid a charge of patent misuse.

2.3	Transfer of rights

Subject to clause 3, the licences under this Agreement are personal to the Licensee and the Licensee must not assign, transfer or in any way charge, mortgage or deal with any of its rights or obligations under this Agreement without NSi’s prior written consent. Nothing in this Agreement restricts the right of NSi to assign any of its rights, obligations or liabilities under this Agreement.

2.4	Licensee’s acknowledgments

The Licensee acknowledges that:

(a)	this Agreement does not confer and the Licensee does not acquire any right, title or interest in the Licensed IP other than as expressly set out in this Agreement;

(b)	as between the parties, NSi is the owner of the Licensed IP;

(c)	to the extent permitted by law, the Licensee may not Exploit the Licensed IP or any Products outside the Territory or the Field or knowingly supply any Products to any person for resupply outside the Territory or the Field; and

(d)	NSi reserves all rights in and to the Licensed IP outside the Territory and the Field and may Exploit or license others to Exploit the Licensed IP and the Products outside the Territory and the Field as it sees fit.

2.5	Disclosure of the Licensed IP and technical assistance

(a)	Following the Commencement Date, to the extent it has not already done so, NSi must disclose to the Licensee details of the Licensed IP.

(b)	NSi may, subject to payment in accordance with its usual consulting rates and on its standard consulting terms and conditions from time to time, provide the Licensee with technical assistance and consultancy services reasonably requested by the Licensee in relation to the Exploitation of the Licensed IP and the Products.

2.6	Research by UNSW and CCIA

Despite anything else in this Agreement, the Licensee acknowledges and agrees that NSi retains the right to use the Licensed IP for education and research purposes within the Territory and the Field, including the right to sub-license the Licensed IP to UNSW and UNSW personnel and to CCIA for this purpose.

2.7	Referrals

(a)	The Licensee must promptly give to NSi full details of all enquiries concerning the Exploitation of the Licensed IP, or the design, manufacture, marketing, supply or use of the Products, outside the Territory or the Field.

(b)	NSi must promptly give to the Licensee full details of all enquiries concerning the Exploitation of the Licensed IP, or the design, manufacture, marketing, supply or use of the Products, within the Territory or the Field.

3.	SUB-LICENCES

3.1	Contract manufacture

The Licensee may enter into a sub-contract for the research, development and manufacture of Products or parts of Products within the Territory on behalf of the Licensee and may sub-license the Licensed IP to the extent necessary for such purpose, provided the Licensee remains responsible for ensuring compliance with the terms and conditions of this Agreement.

Commercial Licence Agreement – Amended and Restated

3.2	Sub-licences

Subject to payment of all Sub-licence Fees, Diagnostic Sub-licence Fees and clause 3.3, the Licensee may by written agreement grant sub-licences to Exploit the Licensed IP (not including the right to sub-license other than on the same terms as specified in clauses 3.1 and 3.2(a)) within the Territory, the Therapeutic Field and the Diagnostic Field:

(a)	to its Affiliates without the consent of NSi, provided that the Licensee must supply to NSi a copy of any agreement effecting any such sub-licence within 14 days of its execution; and

(b)	to a third party with global pharmaceutical sales of at least one billion dollars (Australian) without the consent of NSi provided that the Licensee must supply to NSi a copy of any agreement effecting any such sub-licence within 14 days of its execution; and

(c)	to other third parties only with the prior written consent of NSi (such consent not to be unreasonably withheld). The Licensee must provide to NSi a copy of any proposed agreement effecting any such sub-licence at least 30 days prior to its proposed or planned execution.

3.3	Conditions of Sub-licences

Any permitted sub-licence granted by the Licensee pursuant to clauses 3.1 or 3.2 must be on terms consistent with the terms and conditions of this Agreement and must:

(a)	provide that the sub-licence and the rights granted under it are personal to the Sub-licensee and the Sub-licensee must not at any time assign, transfer or in any way charge, mortgage or deal with any of its rights or obligations under the sub-licence without NSi’s prior written consent;

(b)	provide in a form reasonably required by NSi that the Sub-licensee releases NSi and UNSW from, and indemnifies NSi and UNSW against, all costs and liability in connection with the sub-licence and the Sub-licensee’s exercise of rights under it, including indirect and consequential loss, liability for breach of contract, under statute, common law, tort (including negligence) or otherwise to the extent permitted by law;

(c)	contain obligations of confidentiality in respect of NSi’s Confidential Information, and the right of NSi to inspect the Sub-licensee’s premises and records, in a form substantially similar to those contained in this Agreement;

(d)	not otherwise grant rights which are inconsistent with the rights and obligations of the Licensee under this Agreement;

(e)	in relation to a sub-licence granted pursuant to clause 3.2(a), terminate where the Sub-licensee ceases to be an Affiliate of Licensee, unless NSi has given its prior written consent to the continuation of the relevant sub-licence;

(f)	if the licence of any right in respect of the Licensed IP is terminated under this Agreement, terminate to a corresponding extent; and

(g)	terminate on the termination or expiry of this Agreement, except where this Agreement is terminated under clauses 19.3(a)(vii) or 19.3(a)(viii) in which case the sub-licence (other than a sub-licence to an Affiliate or if NSi has agreed otherwise) must provide for the novation of the rights and obligations of Licensee under the sub-licence to NSi at NSi’s absolute discretion. For the purpose of any such novation, the Licensee hereby appoints NSi as its attorney to do all things and execute all documents necessary or desirable to perfect such novation of the sub-licence agreement on behalf of the Licensee.

3.4	Licensee responsible for Sub-licensees

All acts, omissions and Exploitation of the Licensed IP by or on behalf of the Licensee’s Sub-licensees will be deemed to be acts, omissions and Exploitation by the Licensee for the purposes of this Agreement. For clarity, an act or omission of a Sub-licensee in relation to a sub-licence is not an act or omission of this Agreement unless it is also an act or omission of the Licensee pursuant to the specific terms of this Agreement.

Commercial Licence Agreement – Amended and Restated

3.5	Licensee to procure compliance by Sub-licensees

The Licensee must procure that each of its Sub-licensees complies with the terms of the relevant sub-licence.

4.	NOT USED

5.	PAYMENTS

5.1	Licence Fees, Sub-licence Fees and Royalties

In consideration of the licences granted in clause 2.1 and the disclosure of the Licensed IP pursuant to clause 2.5, the Licensee must pay to NSi:

(a)	the Licence Fees in the amounts, and at the times specified in the Schedule;

(b)	the Royalty and Diagnostic Royalty within 30 days of the end of each Royalty Period;

(c)	the Minimum Royalty for each Minimum Royalty Period specified in the Schedule, at the time the payment of the Royalty is due for the last Royalty Period in that Minimum Royalty Period;

(d)	the Sub-licence Fees and Diagnostic Sub-licence Fees within 30 days of the end of each Royalty Period; and

(e)	any other amounts due from time to time under this Agreement, upon request in accordance with the relevant obligations.

5.2	Notification of milestone events

The Licensee must immediately notify NSi in writing upon the occurrence of any Milestone or other event which triggers the payment of any Licence Fee under clause 5.1(a), as specified in the Schedule.

5.3	Payment due

(a)	The Royalty and the Diagnostic Royalty accrue in respect of Products when the Products are paid for by the purchaser.

(b)	The Sub-licence Fees and Diagnostic Sub-licence Fees accrue at the time consideration is received by the Licensee from a Sub-licensee under the relevant sub-licence.

5.4	Non arms’ length arrangements or non-cash consideration

(a)	Where any Sale of Products is made, or any sub-licence of the Licensed IP to a Sub-licensee other than an Affiliate is granted, other than in an arms’ length bona fide commercial transaction or for consideration other than cash, for the purposes of calculating the Royalty, Diagnostic Royal and any Sub-licence Fees or Diagnostic Sub-licence Fees the consideration received for that transaction must be calculated by the Licensee by reference to the fair market value, as if the transaction had been an arms’ length bona fide commercial transaction and the consideration had been in cash.

(b)	The Licensee must separately identify in its Royalty, Diagnostic Royalty, Diagnostic Sub-licence Fee and Sub-licence Fee statements provided to NSi under clauses 7.1 and 7.2 any transactions the subject of this clause 5.4 providing reasonable detail as to the relevant calculation.

(c)	Any dispute as to the calculation of the fair market value or cash equivalent value which cannot be resolved by discussion between the parties must be referred for resolution in accordance with clause 21.

5.5	Late payment

(a)	If the Licensee fails to pay the Licence Fee by the due date as set out in the Schedule, this Agreement will terminate in accordance with clause 19.3.

Commercial Licence Agreement – Amended and Restated

(b)	Without prejudice to NSi’s other rights or remedies, if the Licensee fails to pay any amount by the due date NSi may charge interest on the amount outstanding:

(i)	calculated daily from the due date of payment to the date payment is received by NSi in full; and

(ii)	at an interest rate of 2% above the rate quoted on the due date of payment (and if no rate was quoted on that day, the day on which it is next quoted) for business overdrafts over AUD$100,000 by NSi’s principal Australian bank.

5.6	Payments

(a)	All Licence Fees, Royalties, Diagnostic Royalties, Minimum Royalties, Sub-licence Fees and Diagnostic Sub-licence Fees and other payments to be made by the Licensee to NSi under this Agreement are to be made in Australian currency and are to be made by bank draft made payable to NSi or, at NSi’s option, direct deposit into the account notified by NSi in writing.

(b)	Where conversion from foreign currency is required, the conversion is to be made at the average day’s buying rate of the Licensee’s principal bank prevailing two days before the remittance of the payment.

6.	TAXES

6.1	General Taxes

(a)	All amounts payable by the Licensee under this Agreement are exclusive of any applicable Taxes and, subject to clause 6.3, the Licensee must pay directly (if applicable) or reimburse NSi for any such Taxes.

(b)	Where required, NSi will provide a tax invoice to the Licensee.

6.2	GST

(a)	In circumstances where GST applies, at the Licensee’s cost, NSi must do all things reasonably necessary to assist the Licensee to claim any input tax credit or refund available in relation to any GST paid or payable by the Licensee under this clause 6.

(b)	NSi may invoice the Licensee for GST when NSi invoices the Licensee for payments due under this Agreement or when NSi is required to remit the GST, at NSi’s option.

(c)	Any GST payable by the Licensee under this Agreement is calculated by multiplying by the prevailing GST rate by the amount of the consideration payable by the Licensee for the relevant supply.

(d)	If a payment to a party under this agreement is a payment by way of reimbursement or indemnity and is calculated by reference to the GST inclusive amount of a loss, cost or expense incurred by that party, then the payment is to be reduced by the amount of any input tax credit to which that party is entitled in respect of that loss, cost or expense before any adjustment is made for GST.

6.3	Withholding taxes

All payments made under this Agreement are exclusive of any withholding taxes. If any laws, rules or regulations require the withholding of amounts of Taxes or other amounts from payments made by the Licensee to NSi under this Agreement, the Licensee must gross up such payments so that the amount actually paid to NSi is the amount NSi would otherwise receive if no amount was required to be withheld.

7.	ACCOUNTS

7.1	Royalty statement

Within 30 days of the end of each Royalty Period the Licensee must give NSi a written statement signed by an authorised officer of the Licensee setting out the following information for the relevant Royalty Period, by country (to the extent applicable):

(a)	the number of Products manufactured by Licensee and its Affiliates and Sub-licensees;

Commercial Licence Agreement – Amended and Restated

(b)	the number of Products supplied by Licensee and its Affiliates and Sub-licensees;

(c)	the total amounts invoiced and received in respect of Products by Licensee and its Affiliates and Sub-licensees;

(d)	the total Net Sales amounts in respect of Products;

(e)	the manner in which the Royalty and Diagnostic Royalty was calculated, including details of any deductions from the total invoiced amounts;

(f)	the applicable Royalty payable;

(g)	details of its efforts under clause 10; and

(h)	any other details NSi reasonably requires from time to time.

7.2	Sub-licence statement

Within 30 days of the end of each Royalty Period the Licensee must give NSi a written statement signed by an authorised officer of the Licensee setting out the following information for the relevant Royalty Period, by country (to the extent applicable):

(a)	the number of sub-licences to Sub-licensees (other than Affiliates) in place for the Licensed IP;

(b)	the total amounts invoiced by the Licensee or its Affiliates under or in relation to such sub-licences;

(c)	the amount of all payments received by the Licensee or its Affiliates under or in relation to such sub-licences;

(d)	the manner in which the Sub-licence Fee and Diagnostic Sub-licence Fee were calculated;

(e)	the applicable Sub-licence Fee and Diagnostic Fee; and

(f)	any other details NSi reasonably requires from time to time.

7.3	NSi may request audited statement

At NSi’s request from time to time, but no greater than once a year, the Licensee must at its cost promptly provide to NSi a signed certificate from the Licensee’s auditor stating that the details set out in the statements prepared under clauses 7.1 and 7.2 are correct.

7.4	Licensee to retain records

The Licensee must create and maintain for 7 years from the date of creation, in a manner approved by NSi from time to time, separate, comprehensive, accurate, up-to-date and auditable records of:

(a)	the matters specified in clauses 7.1 and 7.2 in accordance with applicable accounting standards;

(b)	the working papers the Licensee used to calculate the Royalty, Diagnostic Royalty, Sub-licence Fees and the Diagnostic Sub-licence Fees; and

(c)	each Royalty, Diagnostic Royalty, Sub-licence Fee and Diagnostic Sub-licence Fee statement,

and provide NSi with any other information it reasonably requires from time to time.

7.5	NSi’s right to inspect records

The Licensee must:

(a)	permit NSi’s accountant, auditor or nominee, on reasonable notice and during ordinary business hours on a Business Day, to inspect and verify the records referred to in clause 7.4; and

(b)	give all reasonable help in any inspection and verification and permit NSi’s accountant, auditor or nominee to take copies of such records.

Commercial Licence Agreement – Amended and Restated

7.6	Cost of inspection

NSi’s cost of inspections under clause 7.5 will be borne by NSi unless an inspection shows that any amounts due to NSi under this Agreement have been understated by 5% or more, in which case the cost of that inspection will be payable by the Licensee.

7.7	Obligations of Sub-licensees

The Licensee must procure:

(a)	that all Sub-licensees comply with obligations substantially the same as those contained in this clause 7; and

(b)	for NSi the rights of inspection under clause 7.5 in respect of the Licensee’s Sub-licensees.

8.	PROSECUTION AND MAINTENANCE OF PATENTS

8.1	Prosecution

The Licensee must, to the extent commercially and legally reasonable in accordance with the advice available to it, use reasonable and timely efforts in consultation with NSi to:

(a)	prosecute all Patents and other applications for statutory protection of the Licensed IP existing as at the Amendment Date; and

(b)	maintain all Patents and other rights granted on those applications.

8.2	Assistance in prosecution

(a)	NSi and the Licensee must render all reasonable non-monetary assistance to each other in relation to the prosecution and maintenance of the Patents.

(b)	NSi and the Licensee will regularly review the Licensed IP to determine appropriate protection strategy and anticipated Registration Costs. If considered necessary, the parties may seek to establish a patent management committee consisting of one or more appointees from each party to undertake such reviews in accordance with terms of reference to be agreed.

(c)	At NSi’s written request, the Licensee will advise NSi about the current status of the Patents.

8.3	Costs of Patents

(a)	The Licensee must pay all Registration Costs.

(b)	In the event that NSi licenses any of the Licensed IP in a country forming part of the Territory on a commercial basis to more than one licensee, the amount of Registration Costs payable by the Licensee with respect to the relevant Licensed IP in the relevant country will be reduced to an amount equal to the total of all relevant Patent Costs divided by the number of licensees (including the Licensee) who contribute to the Registration Costs for the respective Licensed IP.

(c)	The Licensee acknowledges that Registration Costs paid are not refundable and cannot be recouped from or reimbursed by NSi.

(d)	The Licensee must give to NSi at least 60 days’ written notice if it does not wish to continue payment of Registration Costs with respect to any Licensed IP in any country in the Territory, including its rationale for doing so. If the Licensee demonstrates that such discontinuance results from an inability or excessive cost to obtain commercially valuable protection for such Licensed IP (that is, rights which can be used to exclude competitors from making comparable Products) in such country then the parties will agree to the action specified in clause 8.3(d)(i), otherwise NSi may, at its sole discretion:

(i)	cease prosecution of that Licensed IP or allow it to lapse in that country; or

(ii)	take over and prosecute or maintain such Licensed IP in that country at its own cost in which case, as and from such date, the licence(s) under this Agreement for the relevant Licensed IP in that country will terminate and the Licensee will have no obligation to pay any Registration Costs incurred after that date in respect of such Licensed IP in that country under clause 8.3(a).

Commercial Licence Agreement – Amended and Restated

9.	NO CHALLENGE TO VALIDITY

Except where such a prohibition is not permitted under applicable law or where such disclosure is a patent prosecution requirement, the Licensee must not raise or cause to be raised any questions concerning, or any challenge or any objection to, the validity or ownership of any part of the Licensed IP, other than drawing to NSi’s attention any information which the Licensee believes is relevant to the validity or ownership of the Licensed IP. If the Licensee raises or causes to be raised any question concerning, or any objection to, the validity or ownership of any part of the Licensed IP then, unless such a prohibition is not permitted under applicable law or such disclosure is a patent prosecution requirement, NSi may, to the extent permitted by law, by notice in writing to the Licensee terminate the licence(s) granted to the Licensee under this Agreement for that part and territory of the Licensed IP.

10.	EXPLOITATION BY LICENSEE

10.1	Best Endeavours to Exploit

The Licensee must use its best endeavours during the Term to:

(a)	Exploit the Products in the Territory and in the Field so as to maximise Sales of Products and consideration received from Sub-licensees;

(b)	adhere to the Commercialisation Plan; and

(c)	progress the development of the Licensed IP and the Products including meeting the Milestones.

10.2	Reports

(a)	The Licensee must deliver to NSi within 10 Business Days of the end of each six month period (two calendar quarters) during the Term, in a form reasonably required by NSi, a written report setting out progress of the development and Exploitation of the Licensed IP and the Products in the previous six month period (including against the Commercialisation Plan).

(b)	The Licensee must deliver to NSi within 10 Business Days of the end of each calendar year during the Term an updated Commercialisation Plan or a note that no update is required which will be deemed to be the case if no update is provided, including any advice to NSi of any proposed modifications to the existing Commercialisation Plan which NSi may accept or reject acting reasonably. If NSi rejects an updated Commercialisation Plan, NSi must provide comments setting out the reasons for its rejection and the Licensee must provide to NSi within 10 Business Days a revised version of the updated Commercialisation Plan reflecting all of NSi’s reasonable comments.

(c)	The Licensee must procure that its Sub-licensees comply with obligations substantially equivalent to those in this clause 10.2 or as otherwise agreed to by the parties from time to time.

10.3	Minimum Performance Obligations

(a)	Without limiting the obligations set out in clauses 10.1 and 10.2, the Licensee must meet each Minimum Performance Obligation by the relevant date (if any) set out in the Schedule.

(b)	Subject to clause 10.3(c), where at any time the Licensee fails to meet a Minimum Performance Obligation, NSi will provide the Licensee with 30 days’ prior written notice to rectify the failure and if the Licensee has not rectified the failure in such period, NSi may in its absolute discretion by written notice to the Licensee:

(i)	terminate the licence of any or all rights in respect of the Licensed IP granted under this Agreement; or

(ii)	convert any or all of the exclusive licences under this Agreement in respect of the Licensed IP into non-exclusive licences, and grant to third parties the right to Exploit the relevant Licensed IP on a non-exclusive basis in all or any part of the Territory and Field.

Commercial Licence Agreement – Amended and Restated

(c)	The Minimum Performance Obligations do not relate to the Diagnostic Field.

10.4	Compliance with laws

The Licensee must ensure that the Exploitation of the Licensed IP and the Products by or on behalf of the Licensee and its Sub-licensees is carried out with all due care and skill and in compliance with all applicable laws, regulations, standards and requirements of relevant jurisdictions.

11.	PRODUCTS

11.1	Marking and quality of Products

Where the Licensee or Sub-licensees make or cause to be made, supply or cause to be supplied, any Products, the Licensee must (as applicable) itself, or cause its Sub-licensees to, comply with the following obligations:

(a)	The Licensee or its Sub-licensee (as applicable) must, unless otherwise directed by NSi, at the Licensee’s cost, suitably mark or cause to be marked all containers and packages of any Product it supplies, and must affix or cause to be affixed on some conspicuous part of every such Product where reasonably appropriate, a stamped plate or other permanent method of marking agreed to by the parties, containing:

(i)	the numbers of the relevant Patents or patent applications or other relevant protection; and

(ii)	a statement that the Products are made under licence from NSi.

(b)	Where applicable, the Licensee or its Sub-licensee (as applicable) must:

(i)	manufacture, or cause to be manufactured, the Products with due care and skill and in accordance with all relevant best practice industry standards, and ensure that the Products are of good and merchantable quality and fit for their purpose, and meet all legal requirements, including all product liability laws, applicable where the particular Product is to be Exploited; and

(ii)	promptly notify NSi of any significant quality failures which affect the Products and any circumstances which may require the recall of any Products.

11.2	Inspection of Licensee’s premises

On reasonable notice from NSi, the Licensee must permit NSi or its authorised representative to inspect the Licensee’s premises during business hours on a Business Day in order to observe the manufacture of Products and to verify whether the Licensee is complying with its obligations under this Agreement.

11.3	Records of Exploitation

The Licensee must keep appropriate, comprehensive, accurate and up-to-date financial, technical and commercial records of its compliance with its obligations under this Agreement and must:

(a)	permit NSi, its authorised representative or agent, on reasonable notice and during ordinary business hours on a Business Day, to inspect and verify such records; and

(b)	give all reasonable help in any such inspection and verification and permit NSi, its authorised representative or agent to take copies of such records.

11.4	Cost of inspection

NSi’s cost of inspections under clauses 11.2 and 11.3 will be borne by NSi unless an inspection shows that the Licensee is in breach of its obligations under this Agreement, in which case the cost of that inspection will be payable by the Licensee.

Commercial Licence Agreement – Amended and Restated

11.5	Obligations of Sub-licensees

The Licensee must procure:

(a)	that all Sub-licensees comply with obligations substantially the same as those contained in this clause 11; and

(b)	for NSi the rights of inspection under clauses 11.2 and 11.3 in respect of the Licensee’s Sub-licensees.

11.6	Insurance

(a)	The Licensee must during the Term, unless a different term is specified, and for so long as is necessary after the Term to give effect to this clause 11.6, take out and maintain with reputable insurers reasonably acceptable to NSi,:

(i)	a comprehensive public liability insurance policy which gives coverage against all usual risks, including for any claim or demand arising out of or in relation to this Agreement and for an amount in respect of each claim of at least the amount specified in the Schedule;

(ii)	insurance in respect of all claims and liabilities arising, whether at common law or under statute, relating to workers compensation or employer’s liability, from any accident or injury to any person employed by the Licensee in connection with the Exploitation of the Products. This insurance must be in compliance with all laws of the relevant jurisdiction in which the Products will be manufactured, marketed and Sold; and

(iii)	from the first use of a Product in a human, a comprehensive product liability insurance policy which gives coverage against all usual risks, including for any claim or demand arising out of or in relation to this Agreement, the Licensed IP or the Products (including but not limited to clinical trial insurance) and for an amount in respect of each claim of at least the amount specified in the Schedule;

(b)	Unless prohibited by law, the Licensee must ensure that all policies of insurance required to be taken out by it under this clause 11.6 include NSi and UNSW as interested parties on such policy.

(c)	Unless otherwise agreed by NSi in writing, any sub-licence granted by the Licensee with respect to the Licensed IP must require the sub-contractor or Sub-licensee to take out and maintain adequate insurance, including comprehensive public and product liability insurance policies, consistent with the requirements of this clause 11.6.

(d)	The Licensee must at NSi’s request provide NSi with certificates of currency for the policies required to be taken out by the Licensee under this clause 11.6 within 5 Business Days of such request.

(e)	The Licensee must immediately notify NSi of any cancellation or change to a relevant insurance policy which affects NSi’s or UNSW’s interests.

(f)	If any event occurs which may give rise to a claim involving NSi or UNSW under any policy of insurance to be taken out by the Licensee under this clause 11.6 the Licensee must:

(i)	notify NSi as soon as reasonably practicable, but in any event within 10 Business Days of the occurrence of that event; and

(ii)	ensure that NSi is kept fully informed of any subsequent actions and developments concerning the relevant claim.

(g)	The Licensee’s obligations to insure under this clause 11.6 are material obligations of this Agreement. Without limiting NSi’s rights at law, in equity, under this Agreement or otherwise, any failure by the Licensee to comply with a provision of this clause 11.6 entitles NSi, at its sole discretion, to terminate this Agreement and/or to invoice the Licensee for, or set off against any sum payable by NSi to the Licensee, all costs and expenses NSi incurs in taking out and maintaining a policy of insurance which Licensee has failed to take out as required.

Commercial Licence Agreement – Amended and Restated

12.	LICENSEE IMPROVEMENTS

12.1	Disclosure by Licensee

The Licensee must disclose all Licensee Improvements to NSi promptly upon their creation.

12.2	Ownership of Licensee Improvements

(a)	With effect from its creation all right, title and interest in all Licensee Improvements:

(i)	which are made solely by the Licensee and that are reliant on Licensee’s Background IP vests in NSi and the Licensee jointly in equal undivided shares; and

(ii)	which are not included in clause 12.2(a)(i) vests in and is hereby assigned to NSi.

(b)	All Licensee Improvements will be automatically included in the Licensed IP and licensed to the Licensee on the terms of this Agreement with effect from their creation.

12.3	Use of Licensee Improvements

Subject to clause 12.2(b):

(a)	each party grants to the other and to the CCIA a non-exclusive, royalty-free, perpetual, irrevocable licence to use the Licensee Improvements solely for education and research purposes. The licences granted under this clause 12.3 may not be transferred or sublicensed by a party without the other party’s prior written consent, except that NSi may sublicense to UNSW, UNSW personnel and CCIA.

(b)	neither party may use the jointly owned Licensee Improvements for any purpose other than education and research except with the prior written consent of the other party.

12.4	Protection of Licensee Improvements

(a)	The parties will jointly file, prosecute, issue and maintain any patent and other applications for statutory protection of the jointly owned Licensee Improvements throughout the world (Joint Applications) and must cooperate fully with each other for this purpose.

(b)	The Licensee will pay the Registration Costs incurred in filing, prosecuting, issuing and maintaining Joint Applications and rights granted on Joint Applications.

(c)	If a party elects not to file a Joint Application for statutory protection of any Licensee Improvement or to allow any Joint Application or resulting grant of statutory protection to become abandoned or lapse, or if the Licensee refuses or fails to pay or reimburse the NSi the Registration Costs under clause 12.4(b) in respect of a Joint Application within 30 days after receipt of written notice to do so (Unwilling Party):

(i)	in the case of the Unwilling Party electing not to file a Joint Application or to allow any Joint Application or resulting grant to become abandoned or lapse, the Unwilling Party must give the other party notice of such election promptly and at least two months prior to the first date that action must be taken to avoid such abandonment or lapse;

(ii)	the other party may elect at its sole expense to take over the filing, prosecution or maintenance of any such Joint Application or grant;

(iii)	title to all Intellectual Property in the subject matter of the Joint Application or grant automatically vests in the other party; and

(iv)	the Unwilling Party must on request sign all documents and do all things as may be necessary or desirable to give effect to clause 12.4(c)(iii) and must provide all reasonable assistance to the other party with respect to the filing, prosecution or maintenance of such Joint Application or grant.

12.5	Assistance

Upon request, each party must at its cost sign all documents and do all things (including requiring its officers, employees and contractors to sign documents) as may be necessary or desirable to vest, confirm, perfect and record the ownership rights of the other party under this clause 12.

Commercial Licence Agreement – Amended and Restated

13.	NSI IMPROVEMENTS

13.1	Ownership of NSi Improvements

All right, title and interest in all NSi Improvements vests in and is hereby assigned to NSi with effect from its creation.

13.2	Inclusion within the Licensed IP

NSi will disclose any NSi Improvements to the Licensee by giving written notice, and all such NSi Improvements will be automatically included in the Licensed IP and licensed to the Licensee on the terms of this Agreement with effect from the date of disclosure to the Licensee.

14.	CONFIDENTIAL INFORMATION

14.1	Permitted use

The Licensee may use and disclose NSi’s Confidential Information comprised in the Licensed IP solely to the extent necessary for the Exploitation of the Licensed IP or Products in accordance with this Agreement.

14.2	Obligations of confidentiality

Subject to clauses 14.1 and 14.4, each party must:

(a)	not use, and ensure that its employees, officers and agents do not use, any Confidential Information of the other party for any purpose other than compliance with its obligations under this Agreement;

(b)	take all action necessary to maintain the confidential nature of the Confidential Information of the other party, including keeping all records of that Confidential Information under lock and key or password protection;

(c)	not disclose any of the Confidential Information of the other party to any person other than those of its employees who need to have access to that Confidential Information for the purposes of compliance with its obligations under this Agreement, who are aware of the requirements of this Agreement, and who are bound by an enforceable obligation of confidentiality; and

(d)	destroy all documents and other materials in whatever form in its possession, power or control which contain or refer to any Confidential Information of the other party, on the earlier of expiry or termination of this Agreement, demand by the other party or the time they are no longer required for the purposes of this Agreement.

14.3	Uncertainty

If it is uncertain as to whether:

(a)	any information is Confidential Information; or

(b)	any Confidential Information is publicly available,

that information will be taken to be Confidential Information and not generally available to the public unless the disclosing party advises the recipient party in writing to the contrary or a court declares it to be publicly available.

14.4	Disclosure required by law

Each party may disclose Confidential Information of the other party if legally compelled to do so by a judicial or administrative body provided it takes all reasonably available legal measures to avoid such disclosure, and notifies the other party as soon as practicable after such disclosure is ordered so that the other party may seek an appropriate protective order or other remedy.

Commercial Licence Agreement – Amended and Restated

14.5	Acknowledgement

Each party acknowledges that due to the proprietary and competitively-sensitive nature of the Confidential Information of the other party, the other party would be irreparably harmed by any actual or threatened breach of this clause 14, and that monetary damages would be insufficient to remedy such actual or threatened breach.

15.	MEDIA AND PUBLICATIONS

15.1	Statements and use of name

(a)	A party may not make press or other announcements or releases relating to this Agreement or the matters the subject of this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

(b)	In any publication, press release, advertising or other promotional material relating to the Licensed IP:

(i)	the Licensee must give due credit to UNSW and/or NSi as owner and/or licensor (as applicable), but must not otherwise use or permit to be used NSi’s or UNSW’s name without having previously obtained the consent in writing of NSi and/or UNSW (as applicable); and

(ii)	must not intentionally make or permit to be made any inaccurate or misleading statement in relation to the Licensed IP or the Products.

15.2	Publication of Papers

A party must not publish any Paper without the prior written consent of the other party. Where a party wishes to obtain the other party’s consent for the publication of a Paper:

(a)	the party must provide to the other party a copy of the proposed Paper at least 30 days prior to the proposed date of publication (or submission for publication where applicable);

(b)	the other party may within 21 days of receipt of a proposed Paper reasonably object to or request a delay of the publication of the Paper in whole or in part providing reasons, in which case the party must not publish, or must delay the publication of, the Paper (as applicable). If the other party fails to object or request a delay within this period, the other party will be deemed to have consented to the publication of the Paper; and

(c)	a party must not unreasonably withhold its consent to the publication of a Paper, provided that it may withhold consent if it reasonably believes the publication will adversely affect the protection or commercialisation of any Intellectual Property owned by it.

15.3	Acknowledgements

Each party must acknowledge the role of the other party in any Paper, and each party must, where any significant advice or recommendations have been provided by an employee of the other party, appropriately acknowledge the authorship of that person, in each case in accordance with usual academic practice.

15.4	Student Theses

This clause 15 does not prohibit the examination of any student thesis provided that where a party validly objects to the publication of the thesis in accordance with clause 15, the examination of the thesis must be undertaken by examiners bound by written obligations of confidentiality, and the thesis may not be deposited in any library or otherwise made available to the public other than in accordance with this clause 15.

Commercial Licence Agreement – Amended and Restated

16.	INFRINGEMENT AND ENFORCEMENT

16.1	Notice of proceedings

Each party must immediately give to the other party full details of any actual or suspected infringement or any action for revocation of any of the Licensed IP by a third party in the Territory (Infringement) of which it becomes aware. If such an Infringement occurs, the parties must consult with each other as to an appropriate course of action.

16.2	Joint proceedings

If an Infringement occurs, the parties may agree to take joint action on such terms as may be agreed by the parties.

16.3	NSi may proceed alone

If an Infringement occurs and the parties fail to agree on taking joint action under clause 16.2, NSi may institute and prosecute or defend (as applicable) proceedings with respect to the Infringement on its own in its own name and at its cost and may retain any damages or other amounts received through settlements or adjudications of such proceedings, in which case NSi must give the Licensee reasonable notice and keep the Licensee advised of the progress of such proceedings, provided that nothing in this Agreement compels NSi to institute, prosecute or defend any proceedings.

16.4	Third party claims

(a)	If proceedings are threatened or commenced by a third party against a party in any country on the ground that the Exploitation of the Licensed IP infringes any Intellectual Property rights vested in the third party, then:

(i)	the party threatened or sued must immediately notify the other party; and

(ii)	the parties will refer the matter to leading legal counsel for advice on whether a defence or threats action will have a reasonable chance of a successful outcome and whether there are circumstances making it imprudent to defend or commence proceedings.

(b)	If proceedings are threatened or commenced against a party, that party will be solely responsible for the defence of those proceedings and bringing any threats action.

(c)	A party will not be required to defend any infringement proceedings brought by a third party or institute any threats action where leading counsel advises that it would be imprudent to defend or commence proceedings.

16.5	Amendment

If the parties agree or NSi is advised by counsel that, prior to the defence or institution of proceedings, the specification of any Patent should be amended, NSi may apply to amend the specification.

16.6	Assistance

Each party agrees, on the request of the other party, at its cost to provide to the other party all information and assistance reasonably required by the other party in connection with any action or proceedings contemplated by this clause 16, including providing documents and witnesses to give evidence.

Commercial Licence Agreement – Amended and Restated

17.	WARRANTIES

17.1	Mutual warranties

Each party warrants that as at the date of execution of this Agreement:

(a)	it has the power and authority to enter into and perform its obligations under this Agreement and that the execution of this Agreement by it has been duly and validly authorised by all necessary corporate action;

(b)	its obligations under this Agreement are valid and binding and enforceable against it in accordance with their terms; and

(c)	this Agreement and its performance do not contravene its constituent documents or any law, or any of its obligations or undertakings by which it is bound, or cause a limitation on the powers of its corporate officers to be exceeded.

17.2	NSi’s warranties

NSi warrants that to the best of its actual knowledge as at the date of execution of this Agreement:

(a)	it owns the Licensed IP and has the right to grant the licences to the Licensed IP contained in this Agreement;

(b)	there is no litigation pending in respect to the Licensed IP, and no claim or demand has been received by NSi from any person in relation to the ownership or validity of the Licensed IP;

(c)	the Licensed IP is not encumbered, mortgaged, or charged in any way, nor subject to any lien;

(d)	it has not granted to any person any licence to the Licensed IP which may conflict with the licences granted in this Agreement, other than as expressly permitted by this Agreement;

17.3	Limit on warranties

The warranties by NSi in clause 17.2 are given by NSi:

(a)	to the best of its actual knowledge, without having searched in any patent database in any country, and are given subject to anything that may be discovered from such a search and any research or other work being undertaken by any person, which may be concerned with the same subject matter as the Licensed IP, of which NSi is not aware; and

(b)	subject to all liabilities, contracts and other matters disclosed by or on behalf of NSi to the Licensee before the date of execution of this Agreement, including all matters disclosed in the Disclosed Items specified in the Schedule, and do not apply in respect of any matter disclosed in, or arising out of or in connection with, any such liabilities, contracts and other matters.

17.4	Licensee’s warranties

The Licensee warrants that as at the date of execution of this Agreement:

(a)	it has the necessary resources, skills and technical expertise to Exploit the Licensed IP and Products in accordance with and perform its obligations under this Agreement;

(b)	it has made its own assessment of the Licensed IP and Products and the commercial value of the licences granted under this Agreement;

(c)	it has exercised its independent skill and judgment and has carried out its own investigations in its decision to enter into this Agreement;

(d)	it has not relied on any advice, promise or representation made by or on behalf of NSi (including by UNSW or UNSW personnel) which has not been expressly included in this Agreement; and

(e)	it has obtained, or where required in the future will obtain, all authorisations, registrations, approvals and permits required by any governmental body or under any government legislation in any relevant jurisdiction in connection with the Licensee’s entry into and performance of this Agreement and the Exploitation of the Licensed IP and Products.

Commercial Licence Agreement – Amended and Restated

17.5	Exclusion of warranties

The Licensee acknowledges and agrees that:

(a)	NSi has not made or given, nor has any person on behalf of NSi made or given, any warranty, representation, undertaking or understanding whatsoever that is not expressly set out in this Agreement; and

(b)	NSi has not made and does not make any warranty or representation whatsoever as to:

(i)	the safety of the Licensed IP or the Products;

(ii)	the Exploitation of the Licensed IP or of the Products, except as set out in clause 17.2;

(iii)	the marketability of the Licensed IP or of the Products;

(iv)	the Exploitation prospects or success of any part of the Licensed IP or of the Products or the profits or revenues that may result from the Exploitation of the Licensed IP or the Products;

(v)	the validity of any right in respect of the Licensed IP, whether in respect of the Products or otherwise.

(vi)	NSi’s Confidential Information or the Know-how being complete or accurate;

(vii)	the Licensee’s Exploitation of the Licensed IP or the Products not infringing the rights (including Intellectual Property rights) of any person;

(viii)	the Exploitation of the Licensed IP being lawful or not requiring the consent or approval of any person (including regulatory approval); and

(ix)	it being possible to grant an exclusive licence of the Licensed IP under the law of any jurisdiction within the Territory.

18.	LIABILITY

18.1	NSi’s exclusions

Except for liability under any Prescribed Terms (as defined in clause 18.2), to the extent permitted by law NSi excludes all liability to the Licensee arising out of or in connection with the suitability of the Licensed IP for the Exploitation of Products, the quality or performance of any Products, or the claims of third parties arising from the Exploitation of the Licensed IP or Products.

18.2	Prescribed terms

(a)	Subject to any terms, conditions and warranties which the law expressly provides may not be excluded, restricted or modified, or may be excluded, restricted or modified only to a limited extent (Prescribed Terms), except as expressly set out in this Agreement, all conditions, warranties, terms and obligations expressed or implied by law or otherwise relating to the performance of a party’s obligations, or any goods or services supplied or to be supplied by a party, under this Agreement are excluded.

(b)	To the extent permitted by law, the liability of a party for a breach of a Prescribed Term implied into this Agreement is limited, at that party’s option, to the repair or replacement of the goods, the cost of repairing or replacing the goods, the re-supply of the services or the payment of the cost of re-supplying the services.

18.3	Consequential loss

To the extent permitted by law, a party will have no liability to the other party, however arising and under any cause of action or theory of liability, in respect of special, indirect or consequential damages, loss of profit (whether direct or indirect) or loss of business opportunity arising out of or in connection with this Agreement.

18.4	Indemnity by Licensee

The Licensee releases and indemnifies NSi, UNSW, and their officers, employees, consultants and agents, from and against all actions, claims, proceedings and demands (including those

Commercial Licence Agreement – Amended and Restated

brought by third parties) which may be brought against it or them, whether on their own or jointly with the Licensee and whether at common law, under tort (including negligence), in equity, pursuant to statute or otherwise, in respect of any loss, death, injury, illness or damage arising out of:

(a)	any breach by the Licensee of its warranties or obligations under this Agreement;

(b)	any negligent act or omission or wilful misconduct of the Licensee or its officers, employees, consultants or agents;

(c)	the Exploitation of the Licensed IP or Products by or on behalf of the Licensee or its Sub-licensees, including but not limited to, breach of Intellectual Property rights of third parties arising in the course of such Exploitation;

(d)	the design, manufacture, marketing or supply of the Products by or on behalf of the Licensee or its Sub-licensees; or

(e)	any person’s use of any Products supplied by or on behalf of the Licensee or its Sub-licensees,

and from and against all damages, reasonable costs and expenses incurred in defending, satisfying or settling any such action, claim, proceeding or demand

18.5	Cap on Liability

To the extent permitted by law, the total aggregate liability of NSi arising out of or in connection with the Licensed IP, the Products or this Agreement, whether based upon breach of contract, under common law, statute, tort (including any negligence) or otherwise, and whether or not NSi had been advised of the possibility of such loss or damage, except to the extent such liability arose out of any gross negligent act or omission or wilful misconduct of NSi or its officers, employees, consultants or agents:

(a)	arising out of any one act, omission or event and any one series of related acts, omissions or events are not to exceed the amount of Licence Fees, Sub-licence Fees, Royalties, Diagnostic Royalties, Diagnostic Sub-licence Fees and Minimum Royalties paid by the Licensee to NSi in the 12 month period prior to the act, omission or event or the first in the series of acts, omissions or events giving rise to the liability; and

(b)	arising out of all acts, omissions and events whenever occurring is not to exceed the total amount of Licence Fees, Sub-licence Fees, Diagnostic Sub-licence Fees, Royalties, Diagnostic Royalties and Minimum Royalties paid to NSi under this Agreement, less any Taxes forming part of those amounts and less any amounts paid by NSi to the Licensee within the relevant period.

19.	TERM AND TERMINATION

19.1	Agreement to continue for Term

Subject to earlier termination in accordance with this Agreement, this Agreement will commence on the Commencement Date and continue in force for the Term.

19.2	Expiry of Intellectual Property rights during the Term

The licences granted under this Agreement expire in relation to a Product in a country once all Patents in that country any claim of which governs the Exploitation of that Product and all Other Statutory Rights in that country which subsist in the Exploitation of that Product expire, lapse, are found to be invalid or are rejected in a non-appealable or non-appealed decision, and all Know-how in respect of the Exploitation of that Product has entered the public domain.

19.3	Termination by NSi

(a)	Subject to clauses 19.3(b) and (c), NSi may terminate this Agreement, or the licence of any right in respect of a Field or the Licensed IP, by giving written notice to the Licensee if:

(i)	the Licence Fee remains outstanding and unpaid, in full, by the date set out in the Schedule;

Commercial Licence Agreement – Amended and Restated

(ii)	the Sub-licence Fees, Diagnostic Sub-licence Fees, Royalties, Diagnostic Royalties or Minimum Royalties are in arrears and unpaid for a period of 30 days after they have become due and payable;

(iii)	the Licensee fails to comply with any minimum Performance Obligation in accordance with clause 10.3;

(iv)	the Licensee fails to reach a Milestone. The Milestone must be achieved by the Milestone Date as specified in the Schedule;

(v)	the Licensee commits or allows to be committed a breach (other than a trivial breach causing no material harm) of this Agreement and, where the breach is capable of remedy, fails to remedy that breach within 30 days of receiving written notice from NSi describing the breach and asking for it to be remedied;

(vi)	the Licensee suffers a change in Control (other than solely due to a corporate reconstruction of Affiliates) without the consent of NSi, which may not be unreasonably withheld, and which change in Control, in the reasonable opinion of NSi, adversely affects the Licensee’s ability to perform this Agreement;

(vii)	an Insolvency Event occurs in relation to the Licensee; or

(viii)	the Licensee ceases or threatens to cease to carry on its business.

(b)	In relation to clauses 19.3(a)(i), (a)(ii) or (a)(iv), NSi will only exercise its termination rights in accordance with clause 19.3(a) where the Licensee has failed to remedy a breach within 30 days of receiving written notice from NSi describing that breach and asking for it to be remedied.

(c)	If a breach of the Licensee relates to the Diagnostic Field, then NSi may exercise its rights pursuant to clause 19.3(a) in order to terminate any rights to Licensed IP in respect of the Diagnostic Field, but may not terminate this Agreement or the Licensee’s rights in respect of the Therapeutic Field.

19.4	Termination by Licensee

The Licensee may terminate this Agreement, or the licence of any right in respect of a Field or the Licensed IP, by giving written notice to NSi if:

(a)	NSi commits or allows to be committed a breach (other than a trivial breach causing no material harm) of this Agreement and, where the breach is capable of remedy, fails to remedy that breach within 30 days of receiving written notice from the Licensee describing the breach and asking for it to be remedied;

(b)	an Insolvency Event occurs in relation to NSi; or

(c)	the Licensee provides to NSi 60 days prior written notice of the termination of this Agreement.

19.5	Consequences of termination

Upon the termination or expiry of this Agreement for any reason, the Licensee must promptly:

(a)	pay all amounts owing under this Agreement, which become immediately due on termination or expiry;

(b)	except to the extent applicable law provides otherwise, cease Exploiting the Licensed IP and any Licensee Improvements which have been included in the Licensed IP;

(c)	provide NSi with details of any sub-licences or other arrangements entered into by the Licensee relating to or relying upon the Licensed IP;

(d)	at NSi’s option deliver to NSi or erase or destroy, or procure the delivery, erasure or destruction (as applicable) of, all materials, including electronic storage, in the possession or under the control of the Licensee or its Affiliates containing any Confidential Information of NSi; and

(e)	deliver to NSi a statutory declaration made by an authorised officer of the Licensee declaring that to the best of that person’s knowledge and belief (after having made proper inquiries) none of

Commercial Licence Agreement – Amended and Restated

Licensee, its Affiliates and their officers, employees, agents, contractors or advisers have retained any Confidential Information of NSi and that the Licensee has fully complied with its obligations under clause 19.5(d).

19.6	Other remedies

Termination of this Agreement by a party under clauses 10.3, 19.3 or 19.4 is without prejudice to each party’s right to sue for and recover any monies then due in respect of any previous breach by the other party of this Agreement.

19.7	Survival

Clauses 7.4, 7.5, 7.6, 11.6, 12.3 , 12.4, 12.5, 14, 15, 17, 18, 19.5, 19.6, 20.2(b) and 21 survive the termination or expiry of this Agreement for any reason.

20.	FORCE MAJEURE

20.1	Relief for Force Majeure

If a party is wholly or partly unable to carry out its obligations under this Agreement (other than an obligation to pay money) because of Force Majeure, the obligations of that party will be suspended provided that:

(a)	within a reasonable time after the occurrence of the Force Majeure, the party gives the other party a written notice specifying the Force Majeure;

(b)	the relevant obligations will be suspended only to the extent that the obligations are affected by Force Majeure;

(c)	the relevant obligations will be suspended during, but no longer than, the continuance of the Force Majeure, and such further period as is reasonable in the circumstances; and

(d)	the party giving the notice uses its best efforts to promptly abate the Force Majeure.

20.2	Other party may terminate

(a)	If a party is wholly or partly unable to carry out its obligations under this Agreement due to Force Majeure for a period of more than 3 months, the other party may terminate this Agreement or the licence of any right in respect of the Licensed IP by giving written notice.

(b)	Termination under this clause 20.2 is without prejudice to the rights of any party arising before or due to the event giving rise to termination, or from any breach of this Agreement.

21.	DISPUTE RESOLUTION

21.1	No proceedings

If a dispute arises out of or in connection with this Agreement (Dispute), no party may start court or arbitration proceedings (except proceedings seeking urgent interlocutory relief) unless it has complied with this clause 21.

21.2	Dispute resolution

(a)	A party claiming that a Dispute has arisen must give written notice to the other party giving details of the Dispute (Notification).

(b)	Within 14 days (or any longer period agreed by the parties) of receipt by the other party of a Notification, the Chief Executive Officers (or equivalent) of each party must personally or through a nominee attempt in good faith to resolve the Dispute, failing which the parties must seek to agree on an alternative dispute resolution technique to resolve the Dispute.

(c)	If the parties fail to agree on the dispute resolution technique to be used within a further 7 days (or any longer period agreed by the parties), the Dispute will be referred to mediation by, and in accordance with the rules of, the Australian Commercial Disputes Centre Limited. The mediation will be conducted in Sydney in the English language.

Commercial Licence Agreement – Amended and Restated

(d)	The parties must continue to perform their respective obligations under this Agreement pending the resolution of a Dispute.

(e)	Each party must bear its own costs of complying with this clause 21.

22.	GENERAL

(a)	This Agreement contains the entire agreement between the parties as to its subject matter and may only be amended in writing signed by all parties.

(b)	Notices must be given to the parties’ addresses set out at the front of this Agreement or as otherwise notified by the parties in writing and must be delivered in person or sent by email, fax or prepaid post (airmail if international). Notices will be deemed to have been received:

(i)	if delivered in person, on the date of delivery;

(ii)	if sent by email, on receipt by the sender of an acknowledgment indicating that the mail item was read by the recipient;

(iii)	if sent by fax, on production of a transmission report from the sender’s fax machine evidencing that the fax was successfully sent in its entirety; or

(iv)	if sent by prepaid post, 3 business days after posting (7 business days if sent to or from a place outside of Australia).

(c)	No delay or indulgence by a party in enforcing this Agreement will prejudice or restrict the rights of that party, nor will a waiver of those rights operate as a waiver of a subsequent breach.

(d)	No part of this Agreement is to be construed to the disadvantage of a party because that party was responsible for its preparation.

(e)	Nothing in this Agreement may be construed as creating a relationship of partnership, joint venture employment, principal and agent or trustee and beneficiary.

(f)	A party, at the request of another party, must do all things and sign all documents necessary to give effect to this Agreement.

(g)	If any provision of this Agreement is or becomes invalid or unenforceable then, if the provision can be read down to make it valid and enforceable without materially changing its effect, it must be read down, and otherwise the offending provision must be severed and the remaining provisions will operate as if the provision had not been included.

(h)	This Agreement is governed by the laws of New South Wales, Australia, and the parties submit to the non-exclusive jurisdiction of the courts of that State.

(i)	Each signatory to this Agreement warrants that he or she has authority to bind the party that he or she is stated to represent.

(j)	This Agreement may be executed in any number of counterparts all of which taken together will constitute one agreement.

Commercial Licence Agreement – Amended and Restated

SCHEDULE

Commencement Date	7 August 2013

Term	From the Commencement Date until the date on which the last Patent has lapsed or expired.

Licensed IP	Patents

	NSi Ref / Tech ID	Title	Type of Patent / Application and No.	Date of Application	Country
	06_2033 (linked with 07_2155)	Modulation of beta-tubulin expression in tumour cells	Provisional Patent Application number 2007901131	Priority Date: 05 March 2007 Now lapsed	Australian

			Provisional Patent Application number 61/157135	Now lapsed	US

			PCT/AU2008/000298	05 March 2008 Now lapsed	International

			Serial No 12/555522 Legal Reference 789531US	05 March 2008	US

			Serial No 2009-552029 Legal Reference 789531JP	05 March 2008 Now lapsed	JP

			Serial No 2013-013004		JP (Div)

			Serial No 200767 Legal Reference 789531IL	05 March 2008	IL

			Serial No 2679393 Legal Reference 789531CA	05 March 2008	CA

			Serial No 08714346.7 Legal Reference 789531EP	05 March 2008 Abandoned / Lapsed	EP

Commercial Licence Agreement – Amended and Restated

Serial No 13171200.2 Legal Reference		EP (Div)

Patent No 154986 Legal Reference 789531SG	05 March 2008	SG

Patent No 2008222601 Legal Reference 789531AU	05 March 2008	AU

Serial No 06313/DELNP/09		IN

Patent No HK1141983		HK

Serial No 14101360.4		HK (Div)

Patent No ZL200880014915.0		CN

Serial No 201310140359.4		CN (Div)

Know-how

Know-how including all unpatented technical and other information relating to the NSi’s technology known as “Modulation of B-Tubulin in Tumour Cells”; “Modulation of Beta-Tubulin expression in Tumour Cells”, and “Method for Inhibiting Tumour Growth and Incidence” (NSi Reference 06_2033; 07_2155; 08_2276) utilised in the Research Project that is not in the public domain including inventions, discoveries, concepts, data, formulae, ideas, specifications, procedures and results for experiments and tests, experimentation and testing, and results of research and development, including laboratory records, clinical trial data, case reports, data analysis and summaries, and information in submissions to and information from ethics committees and regulatory bodies, relating to the inventions the subject of the Patents.

NSi’s Background IP

The Patents (excluding any Patents from the Project IP) and Know how

Commercial Licence Agreement – Amended and Restated

Project IP

Project IP includes all sequences developed in the course of the Project, including the following previously unpublished 3 shRNAs:

TC1 shRNA

GTGTGAGCTGCTCCTGTCTCTGTCTTATTCAAGAGATAAGACAGAGACAGGAGCAGCTCACACTTTTT

                    sense                     loop                     anti-sense                     terminator

TC2 shRNA

GCTCGCAGCTGGAGTGAGATTCAAGAGATCTCACTCCAGCTGCGAGCTTTTTT

                    sense                     loop                     anti-sense                     terminator

TC3 shRNA

GGTACGTGCCTCGAGCCATTCTTCAAGAGAGAATGGCTCGAGGCACGTACTTTTTT

                    sense                     loop                     anti-sense                     terminator

Licensee’s Background IP	Benitec Background IP consists of its Graham ‘99, Waterhouse and Multi-cassette patents and foreign equivalents as indicated below:

Patent/Application Number	Invention Title	Inventor(s)
6,573,099 (US)	GENETIC CONSTRUCTS FOR DELAYING OR REPRESSING THE EXPRESSION OF A TARGET GENE	Graham, Michael W Rice, Robert N

PCT/AU99/00195(WO99/49029)	CONTROL OF GENE EXPRESSION	Graham, Michael W Rice, Robert N Waterhouse, Peter Wang, MingBo

11/072592 (US) PCT/US2005/0017447	MULTIPLE PROMOTER EXPRESSION CASSETTES FOR SIMULTANEOUS DELIVERY OF RNAI AGENTS	Roelvink, Petrus W Suhy, David A Kolkykhalov, Alexander A

US 10/821,726 US 11/180,928 US 11,218,999	SYNTHETIC GENES AND GENETIC CONSTRUCTS COMPRISING THE SAME	Waterhouse, Peter Graham, Michael Wang, MingBo Smith, Neil

WO99/53050	METHODS AND MEANS FOR OBTAINING MODIFIED PHENOTYPES	Waterhouse, Peter; Graham, Michael Wang, MingBo Smith, Neil

Territory	Worldwide

Therapeutic Field	Human therapeutic use and specifically excludes biomarker analytical assays for human diagnostic, theranostic or prognostic use.

Diagnostic Field	The field of diagnostics, specifically, biomarker analytical assays for human diagnostic, theranostic or prognostic use

Licence Fees	Licence Fee: The Licensee paid the Licensee Fee under the Prior Licence Agreement to NSi (receipt of which is acknowledged).

Commercial Licence Agreement – Amended and Restated

Annual Licence Fees:

The Licensee paid an Annual Licence Fee under the Prior Licence Agreement to NSi (receipt of which is acknowledged).

The Annual Licence Fee is waived for the three year period from 7 August 2014 to and including 7 August 2016. An Annual Licence Fee of $30,000 is payable annually thereafter by the Licensee and becomes due upon invoice issued by NSi from 7 August 2017, provided that therapeutic claims have been granted in a Trigger Jurisdiction.

The Annual Licence Fee will be replaced by the Minimum Royalty as specified below in “Minimum Royalty”.

Milestone payments are to be tied to the clinical development of the lead application. Milestone Payments are payable as follows:

Payment Milestone No.	Milestone	Fee Payable
Milestone 1*	Submitting an Investigational New Drug (IND) Application in the US or equivalent in another jurisdiction to initiate the first Phase I/II clinical trial in humans (or equivalent)	$50,000

Milestone 2	Obtaining regulatory and ethic approval to initiate a Phase II/III clinical trial in humans (or equivalent)	$250,000

Milestone 3	Submission of a New Development Application (NDA) in the US (or equivalent)	$500,000

*  In the event that therapeutic claims are granted in a Trigger Jurisdiction prior to or after Milestone 1 being reached the Milestone payment for that milestone will be increased (or adjusted by if already paid) to $100,000.

Milestones	Milestones are to be tied to pre-clinical and clinical development of the lead application.

Milestone	Trigger	Milestone Date
Complete pre-clinical toxicology studies in appropriate toxicology species	n/a	31 Dec 2016

Complete pre-clinical ADME studies	n/a	31 Dec 2016

Submitting an Investigational New Drug (IND) Application in the US or equivalent in another jurisdiction to initiate the first Phase I/II clinical trial in humans (or equivalent)	Payment Milestone 1.	31 Dec 2018

Licence IP to Third Party	Sub-licence Fee	To be determined by Licensee.

Obtaining regulatory and ethic approval to initiate a Phase II/III clinical trial in humans (or equivalent);	Payment Milestone 2	31 Dec 2020

Submit a New Development Application (NDA) in the US (or equivalent).	Payment Milestone 3	31 Dec 2026

Marketing Authorisation in US		30 June 2027

Commercial Licence Agreement – Amended and Restated

Royalty

Initially, a royalty of 3% on Net Sales adjusted to 3.5% royalty on Net Sales within the Field for any future payments upon grant of therapeutic claims in a Trigger Jurisdiction.

If it becomes necessary for Licensee to license Intellectual Property rights from an unaffiliated third party, and Licensee is required to pay a royalty to that unaffiliated third party in order to Exploit the Licensed IP and the combined royalty due to NSi and unaffiliated third parties exceeds five percent (5%), then the royalties to be paid to NSi by Licensee shall be reduced by an amount equal to one-half (1/2) the excess over the combined five percent (5%) of the royalty rate(s). However, in no event shall the amount paid to NSi be reduced below fifty percent (50%) of the original royalty amounts due NSi.

Diagnostic Royalty	4.5% of Net Sales within the Diagnostic Field.

Royalty Period	Each calendar quarter ending on 31 March, 30 June, 30 September and 31 December following the commencement of Product Sales during the Term, or part thereof where the first such period commences within a quarter or this Agreement terminates prior to the end of a quarter.

Sub-licence Fees

Sub-licence fee payable:

1.      30% if sublicensed prior to or upon achieving Milestone 1;

2.      20% if sublicensed prior to or upon achieving Milestone 2;

3.      10% if sublicensed prior to or upon achieving Milestone 3.

Future sub-licence fee payable if therapeutic claims are granted in a Trigger Jurisdiction at any time:

1.      50% if sublicensed prior to or upon achieving Milestone 1;

2.      40% if sublicensed prior to or upon achieving Milestone 2;

3.      25% if sublicensed prior to or upon achieving Milestone 3.

of all consideration (excluding royalties on Net Sales, research and development funding and reimbursement of Registration Costs actually incurred) payable to the Licensee or its Affiliate for the assignment, licensing or sub-licensing of the Licensed IP to a third party within the Field. These payments are in addition to any Licence Fee milestone payments already payable to NSi, however, if Licensee receives a payment from Sub-licensee for the same milestone as payable to NSi, then the amount payable to NSi will be deducted to calculate the amount actually received from the Sub-licensee to which the above percentages will apply.

Diagnostic Sub-licence Fees	15% of all consideration received by or due to the Licensee or its Affiliates (including any milestone fees, licence fees and royalties) in consideration for the assignment, licensing or sub-licensing of the Licensed IP or any part of it to a Sub-licensee within the Diagnostic Field.

Commercial Licence Agreement – Amended and Restated

Minimum Royalty	Following the 1st Sale of any Product incorporating the Licensed IP, the Annual Licence Fee will convert to a Minimum Royalty of $30,000 until the grant of therapeutic claims in a Trigger Jurisdiction in which case the Minimum Royalty will increase to $50,000. Earned Royalties accrued and payable under clause 5.1(b) in a Minimum Royalty Period are to be credited against the Minimum Royalty for that Minimum Royalty Period. The Licensee must pay the balance of any Minimum Royalty due for each Minimum Royalty Period (the amount required to be paid, if any, in addition to earned Royalties for that Minimum Royalty Period in order that the sum equals the Minimum Royalty for that Minimum Royalty Period) in accordance with clause 5.1(c).

Minimum Royalty Period	Each period of four consecutive Royalty Periods, commencing on the Commencement Date.

Insurance	Public liability insurance: AUD$10M Product liability insurance: AUD$10M Clinical Trial Insurance: [To be agreed based upon recommendation for the specific clinical trial]

Minimum Performance Obligations

1.      Exploitation:

To retain the License the Licensee must:

(a)    pursue vigorously throughout the Territory and the Field opportunities for the Exploitation of the Licensed IP and the Products;

(b)    use its best endeavours (whether by itself or through permitted Sub-licensees, sub-contractors or assignees) to obtain all necessary regulatory approvals for the Exploitation of the Products in the Territory and the Field; and

(c)    meet the Milestone Dates.

2.      Marketing and promotion:

The Licensee must make best endeavours to market and promote the Licensed IP.

[Consideration will be given to how best to do this following the results of the proof of concept]

Commercial Licence Agreement – Amended and Restated

Executed as an agreement.

Signed for and on behalf of NEWSOUTH INNOVATIONS PTY LIMITED	/s/ Kevin Cullen
Signature of Authorised Officer

Dr Kevin Cullen
Print name

3/12/14
Date

Signed for and on behalf of BENITEC AUSTRALIA LIMITED	/s/ Peter French
Signature of Authorised Officer

Dr Peter French
Print name

4/12/2014
Date